Exhibit 99.1

Operator:  Good morning ladies and gentlemen and thank you for standing by.  Welcome to the Sunstone Hotel Investors First Quarter 2019 Earnings call.  At this time, all participants are in a listen-only mode, later, we will conduct a question-and-answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, May 7, 2019 at 12:00 pm Eastern Time.  I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance.  Please go ahead.

Aaron Reyes:  Thank you Cassidy, and good morning everyone.  By now, you should have all received a copy of our first quarter earnings release and supplemental, which were made available yesterday.  If you do not yet have a copy, you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, Adjusted FFO and Hotel Adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; Robert Springer, Chief Investment Officer and Marc Hoffman, Chief Operating Officer.  After our remarks, we will be available to answer your questions.  With that, I’d like to turn the call over to John.  Please go ahead.

John Arabia:  Thanks, Aaron.  Good morning, everybody and thanks for joining us.  I will start the call today with a review of our first quarter operating results, as well as an update on the current operating environment.  I will then provide an update on the transaction market and our significant investment capacity.  Before I turn the call over to Bryan, I'll highlight the significant advancements we have made relating to our ESG initiatives and reporting.  Afterwards, Bryan will recap our balance sheet strength and provide the specifics on our updated guidance related to our second quarter and full year 2019 earnings.

So to begin, we were very pleased with our operating results and earnings for the first quarter, as the well-publicized operating challenges in various markets were more than offset by benefits stemming from our attractive market concentrations, our successful renovation activities completed in previous years and various asset management initiatives that continue to produce outsized revenue growth and operating efficiencies.  First quarter comparable RevPAR and portfolio revenue both increased 4.3% over the prior year, which stacks up very well to our peers in the industry.  This top line growth was driven by a nearly 3% increase in group room nights, respectable room rate growth in both group and transient segments of demand, as well as 12% growth in other ancillary property-level revenues.  Comparable portfolio EBITDA increased by 6% in the first quarter, as total revenues increased faster than expenses, despite continued cost pressures in wages and benefits and insurance costs.  While we saw first quarter wages increased by nearly 5%, group commissions as a percentage of group revenues were down by 60 basis points.  Additionally, food and beverage cost declined by 60 basis points driven by the continued, proactive

Sunstone Hotel Investors, Inc. - First Quarter 2019 Conference Call

reworking various food and beverage outlets and a higher mix of catering revenue.  Comparable portfolio EBITDA exceeded our expectations, and with coupled with lower than anticipated corporate expenses, resulted in Adjusted EBITDA and Adjusted FFO per diluted share that exceeded the high end of our most recent guidance.

More specifically, routine renovation activity in Baltimore and San Diego and anticipated general market weakness in Chicago and Portland, hindered our first quarter operating results.  That said, we benefited from market growth in San Francisco, Wailea and Key West, as well as the benefits of capital improvements at our Marriott Long Wharf, Boston Park Plaza, Hyatt, Embarcadero and Renaissance LAX hotels.  Because of these investments, several of our hotels drove meaningful index gains and delivered results well in excess of market growth.  Notably, group food and beverage and audio visual spend per occupied group room came in at a healthy $185 per group room night.  To put that number into perspective, our first quarter 2015 group out of room spend was $146 on a same store basis.  This represents a healthy 6% compounded annual growth rate and is a direct result of our targeted investments in Wailea, Boston, Orlando and San Francisco.  We believe our proactive investments in and repositioning of several of our hotels and provided our group clients with creative spaces and facilities to deliver fantastic events, and therefore we have attracted higher quality groups that are willing to pay more for premium experiences.  Along those lines, Avenues 34, the empty restaurant space that was converted to sleek event space at our Boston Park Plaza last year, has allowed the hotel to sell the group space more effectively and has been well received by high quality groups.  This hotel had a $45 increase in food and beverage and audiovisual spend per group room night in the first quarter and we expect great things from this addition in years to come.  The additional meeting space at Boston Park Plaza helped the hotel book 9,600 future group room nights in April, the second highest month of group production since we have owned the hotel.  Additionally, our new meeting space in Orlando helped the hotel book 15,000 group rooms in April, the highest booking April since we have owned the hotel.  Not only are most of our hotels in the right locations, but our investments in the assets continue to produce strong results.

Our strong property operating results and lower-than anticipated corporate expenses resulted in Adjusted FFO per diluted share of $0.21, which exceeded our previously provided guidance range of $0.18 to $0.20.  This figure represents a 5% increase in Adjusted FFO per diluted share despite earnings dilution relating to the six off strategy hotels sold in 2018 and the significant investment capacity we have built as a result.

Looking forward, while our expectations for various markets have fluctuated by a normal amount, the outlook for our portfolio for the remainder of the year remains unchanged.  Our 2019 group pace for full-year remained generally steady over the quarter and is up about 1% over the prior year.  Similarly, forward-looking transient bookings have remained stable.  That is overall fundamentals appear steady despite soft demand for the industry in March.  As a result, we have increased our full-year earnings outlook by roughly the amount of our first quarter beat.  Bryan will get into the details of our updated guidance in just a moment.

So let's talk a bit about the current investment environment.  On our last call, we highlighted seller’s aggressive pricing expectations for long-term relevant real estate, which resulted in asking cap rates well below levels we are comfortable transacting at, especially given the length of the current cycle. Because of this, we ended 2018 with six asset sold, no notable hotel acquisitions and over $600 million investable cash, resulting in about $1 billion of buying capacity, depending on various factors.  While the year began with sellers attempting to push cap rates even lower with aspirational pricing that appeared

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difficult to justify, it appears, based on only a few data points, that those pricing expectations will not be met and that asking prices will likely have to decline in order for deals to get done.  For those deals that have been tied up, based on feedback we are hearing, it appears that either pricing has come in, and in some cases materially, or that various assets are unlikely to trade.

So where does that leave us?  We continue to underwrite new investments and in light of what appears to be some level of reset in asking pricing expectations, we remain hopeful that we will find the right investments, while at the same time, we expect to methodically dispose of the handful of hotels that do not fit our strategy even if earnings dilutive in the short-term.

Before I turn the call over to Bryan, let me take a couple of minutes to highlight our ESG efforts, and more importantly the advancements made during the first quarter.  For those of you who have known us for a while, you know that Sunstone has been on the forefront of shareholder friendly corporate governance.  Whether it's being the first REIT to opt out of MUTA, adopting proxy access or allowing stockholders to amend our bylaws, when it comes to the “G” of ESG, we think we have done what is right for our shareholders.  When it came to the “E” and the “S” of ESG, we were very active, however, we didn't really do a very good job communicating what we were doing to our shareholders.  I'm happy to announce that with the inaugural issuance of our Environmental, Social and Governance report, which can be found on our website, we're now doing a better job communicating about the many important environmental and social initiatives here at Sunstone.  This report, which will be continuously evolving document, states our commitment to environmental and social issues.  Furthermore, it communicates what we are doing at our corporate office and how we work with our operators to improve the environmental performance of our assets as well as enhance the quality of the work environment for our hotel employees and how we contribute to the communities in which we own hotels.  Our environmental commitment includes investments in our properties to reduce carbon emissions, energy consumption, water usage and waste.  We have several exciting initiatives planned for 2019 including solar energy installation of Wailea, additional lighting retrofits and the monetization of mechanical equipment at numerous hotels across our portfolio.  Our social commitment includes investing in back-of-house areas at our hotels to ensure a comfortable, safe environment and more importantly, it includes the promotion of policies, education and safety devices to promote a safe, harassment free workplace.  We are proud to have signed onto the AHLA Five-Star Promise, which addresses all forms of harassment and human trafficking.  Over time, we will use our ESG report to communicate further enhancements and improvements and we look forward to continued dialogue with our shareholders as we make additional progress on these important topics.

With that, I'll turn the call over to Bryan.  Bryan, please go ahead.

Bryan Giglia:  Thank you, John, and good morning, everyone.  We ended the first quarter with significant financial liquidity, including more than $680 million of total unrestricted cash and an undrawn $500 million revolving credit facility.  We have approximately $1.2 billion of consolidated debt and preferred securities outstanding, and our current in-place debt has a weighted average term to maturity of 4.9 years and a weighted average interest rate of 4.2%.  Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured.  We have 16 unencumbered hotels that collectively generated approximately $230 million of EBITDA over a trailing 12-month period and nearly 68% of our EBITDA is unencumbered.

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Now, turning to second quarter and full year 2019 guidance, a full reconciliation can be found in our supplemental and in our earnings release.  For the second quarter, we expect total portfolio RevPAR growth to range from 0% to 2%.  We expect second quarter Adjusted EBITDA to be between $93 million and $96 million and Adjusted FFO per diluted share to be between $0.32 and $0.34.  For the full year, we increased the midpoint of our total portfolio RevPAR growth and now expect it to range from up 0.5% to up 3%.  We also increased the midpoint of our full-year 2019 Adjusted EBITDA guidance to range from $308 million to $324 million and our full year Adjusted FFO per diluted share to range from $1.04 to $1.11.  Our outlook for 2019 includes approximately $4.5 million to $5.5 million of total revenue displacement and approximately $3.5 million to $4.5 million of EBITDA displacement related to our plan 2019 capital investment projects.  On a year-over-year basis, we expect 2019 EBITDA displacement to be approximately $3.5 million less than what we realized in 2018.  Finally, this guidance reflects our existing 21-hotel portfolio and does not assume any additional hotel dispositions, nor does it reflect the incremental future earnings potential that would result from the deployment of our meaningful cash balance.

Now turning to dividends, our board of directors has declared a $0.05 per common share dividend for the second quarter.  Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per common share of stock throughout 2019, to the extent that the regular quarterly common dividend does not satisfy our annual distribution requirements for 2019, we would expect to pay a catch-up dividend in early 2020 that would be generally equal to our remaining taxable income.  In addition to the common dividends, our Board has also approved the routine quarterly distributions for both outstanding series of our preferred securities.

With that, I'd like to now open the call up to questions.  Cassidy, please go ahead.

Operator:  That you.  At this time, we will open the floor for questions.  Please signal by pressing star 1 on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star 1 to ask a question.  We’ll pause for just a moment to allow everyone an opportunity to signal for questions.  Our first question comes from Lukas Hartwich of Green Street Advisors.

Lukas Hartwich:  Good morning.

John Arabia:  Good morning, Lukas.

Lukas Hartwich:  Hi.  It sounds like hotel values have come down a bit.  So I'm just curious if you have any sense on how much they're down on average?

John Arabia:  I'd caution that takeaway, Lukas.  My commentary is really on active deals and seller’s expectations of cap rates.  A lot of those deals have not closed, so I'd be very cautious of making the jump to that hotel values have come down.

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As we talked about in our last quarterly earnings call, we were starting to see more and more aggressive asks by sellers.  And we question whether or not it truly was a process to sell the hotel or just sell the hotel at what we thought was a very aggressive aspirational price.  What we have seen, and keep in mind this is only a few data points, but what we have seen is either those assets aren't moving, meaning most buyers are rejecting those prices or sellers have had to modify expectations lower.  You know, as you and I have talked about a few times, it seems like pricing expectations, cap rates and the like, those valuation parameters continued to get more and more aggressive despite somewhat anemic growth in the industry and just being one year longer in however long this cycle is.  So that's what we're trying to say that it appears that there has been a little bit of a buyer strike in terms of some of that very aggressive, aspirational pricing on very high quality assets.

Lukas Hartwich:  Got it.  That's helpful.  And my second question is on Chicago, that market continues to be pretty rough.  Is that a long-term real estate market?

John Arabia:  For the right asset.  I would say it's been challenging recently.  But it is a market that does seem to be having some problems absorbing supply right now and being able to push pricing.  So, we shall see.

Lukas Hartwich:  And bigger picture given the fiscal difficulties in Illinois, does that worry you at all about that city?

John Arabia:  It does give me some pause.  Having that said, it's a fantastic city and over time I think we'll be able to get through some of those issues, but, it is on our radar.

Lukas Hartwich:  Great.  That's it from me.  Thank you.

Operator:  Our next question comes from Jeff Donnelly of Wells Fargo.

John Arabia:  Good morning, Jeff.

Jeff Donnelly:  Good morning, guys.

Jeff Donnelly:  Maybe just going more broadly, John, I don't know if you’d entertain it, but in light of the news out there, would you consider Chesapeake's portfolio to be long-term relevant real estate as you define it?

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John Arabia:  Interesting question, Jeff.  And I'd really prefer not to, nor can we comment on ongoing transactions, nor do I want to talk about somebody else's deal.  Let me talk in generalities.  When we have looked at M&A, there are certain portfolios that have stood out more than others in terms of their concentration of long-term relevant real estate.  What we have found though is a lot of the portfolios don't have enough LTRR to justify going through the significant M&A exercise and transaction.  And I think where that would leave us is, in general, not speaking directly to the transaction you mentioned, I think where that would leave us in general, is being forced to then sell down a significant amount of real estate that we don't consider LTRR just the way that we have been selling down those assets, the legacy assets that we have owned, in order to recycle that capital into assets we believe in long-term.  And in my mind, bigger isn't better, better is better, and I think that at this point, what we have found in general, is our most likely approach is probably organic growth in terms of external growth.  Never count anything out, I'm not commenting on the transaction you mentioned, but I see the most likely path we have is asset-by-asset.

Jeff Donnelly:  Thanks.  And just in your remarks you described a market where seller pricing expectations for lack of a better word are frothy but maybe there are some cracks on the horizon.  You guys have always been focused on maximizing NAV and NAV per share growth.  Is there some concern that maybe the air is leaving the balloon, if you will, and we're not even in a recession or slow down?  I guess, why not become a more aggressive net seller?  I know you've already been a very big net seller, but does that cause you to want to push down on the accelerator harder there.  How do you think about it?

John Arabia:  We found more success selling hotels recently than buying hotels.  And I would say we've been pretty aggressive, last year we sold six more hotels I think, and Robert, correct me if I'm wrong, we bought, early in the cycle we bought $2.1 billion, $2.2 billion worth of really great real-estate.  And then not only bought that, but a lot of it was value add that we bought at really good going-in yields and created something significantly better out of them, and those would be Embarcadero, Wailea, and even the JW New Orleans that we bought subject to a ground lease, but eventually brought the ground lease in.  We are incredibly happy with our investments in those assets, we thought we bought them at a cycle appropriate time.  Those have all worked out great, and I think have driven NAV per share growth for our shareholders.  What we've done recently is, and I'm sure somebody will correct me if I'm a little bit off of my numbers, but we have sold something like 20, 21 hotels over the cycle.  And most recently, over the past three years, sold something to the tune of $1.1 billion in assets that, you know, will fit somebody else's strategy, but they don't fit ours.  That has left us with more cash than we ever thought we would have.  For those of you that knew us and invested in us seven years, eight years ago when we started this journey, so to speak, you know when our balance sheet was incredibly levered, our leverage was incredibly high at nine times debt & preferred to EBITDA, we said we would get down to maybe 2 to 2.5 times.  And if we were at 2.5 times or 3 times or 2 times, that was all good.  Now we find ourselves at maybe 1.5 times.  We clearly don't need this much financial flexibility nor did we think we would get here, but the reasons we got here was we continue to sell down assets we don't believe in the long-term for our strategy.  And I think we've been more disciplined given some of the challenges in the industry, and first and foremost fairly anemic growth, and so we have held tight, particularly as I mentioned earlier given some of the aspirational asks that people have been looking for.  So I'm very confident that this is all going to work out, but our biggest focus is, as you

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said, Jeff and you know as well, is driving that NAV per share growth, because at the end of the day that's what really matters here.  So hopefully, I answered your question.

Jeff Donnelly:  You did.  And maybe just one last one, that's hopefully a quick one, how do you think about the trajectory of Ocean's Edge at this point versus your original underwriting?  I think at the time you bought it was mid six cap on 2018 numbers, you thought it would stabilize at an eight to nine.  I recognize the hurricane went through there, but I'm just curious does that just delay the ramp you originally thought, has the trajectory changed at all in your minds? I'm just curious how you're thinking about it.

John Arabia:  Yes, the trajectory completely changed, it’s what happens sometimes when a category five hurricane happens to a hotel just weeks after you buy it and that is obviously disrupted the market.  The good news is two-fold, one, the market is stabilizing and two, index is really gaining momentum. It's a special asset.  When we bought that asset, our game plan was to use the significant compression in the market to drive business and trial to what is a fantastic product, but one that's in an up-and-coming part of Key West.  And that was the business plan.  What happened because of the hurricane was compression declined, as a result of that we had to take a step back, modify our revenue management strategies. The good news is the market coming back and our index just continues to climb.  So this will be an asset that I think has an upward path of index gain for some time.  We feel just as confident about the long-term earnings potential of the asset it's just going to take a little while longer to get there.

Jeff Donnelly:  Thanks.

John Arabia:  Thanks, Jeff.

Operator:  Our next question comes from Anthony Powell of Barclays.

Anthony Powell:  Hi, good morning.  Just going back on the transaction environment, you've talked about how pricing has come in recently.  What's your view of the willingness of sellers to transact at these new lower prices and are the alternatives to selling and refinancing still attractive to sellers?

John Arabia:  Yes, good question.  And again, let me caution everybody that we're talking about only a handful of data points.  And we are only one participant, we are not the entire market.

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Robert Springer:  Yes, I mean understanding that our focus is fairly refined in the assets that we're looking at right now, and that's exactly what John's alluding to in kind of the data points that that brings through.  What I would tell you, if you look broadly over the last 12 months, we have seen real competition from the financing markets where there was assets that we spent quality time on that ultimately got an attractive cash out refinancing in lieu of a sale that had those sellers hold and kind of wait for another day, because for whatever reason, they weren't getting the pricing they wanted or just the financing markets gave them a partial exit at least that made holding the asset in the meantime, an attractive alternative.  I can't really comment on that in the very, very recent past, just echoing John's comments from how assets have come out with somewhat aspirational pricing and don't appear in every case to be getting those, but the financing markets have definitely been a factor, especially when you look past the last just recent couple months.

Anthony Powell:  Got it.  So given we're about later in the cycle, do you think these sellers may be more willing to actually sell the assets or refinance or just still too early to tell there?

Robert Springer:  Probably too early to tell.  You know, it will probably would be interesting to see how the next quarter or two play out because obviously there have been some shifts in the debt markets over the course of the last six months, call it.  And would be interesting to see how those changes and those dynamics impact the level of proceeds and pricings that potential sellers get in an alternative to a sale in a cash out refinance.  So I would tell you that was definitely a factor, call it plus six months ago or six months and more, would be interesting to see how that is today.

Anthony Powell:  All right.  And John, I think you mentioned that some markets fluctuated in terms of your expectations for the performance this year.  Can you go more into detail about which markets you think now are going to do better and which market is going to do worse?

John Arabia:  Nothing by a material amount, Anthony, nothing probably all that worthwhile to comment about and that happens throughout the year.  New York for example, looks a little bit worse.  Wailea looks a little bit better. Key West is a little bit better.  I think San Francisco is very well covered and very well, talked about.  What's interesting, there is the first quarter was really the best quarter of the year, and there is likely to be a bit of a deceleration.  But overall, I wouldn't say much has changed at all, it's just you get the normal small variances market to market.

Anthony Powell:  All right.  Great, thank you.

John Arabia:  Thanks Anthony.

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Operator:  Our next question comes from Smedes Rose of Citi.

Smedes Rose:  Thanks.

Smedes Rose:  I just wanted to ask, hi.  It sounds like the much talked about high-end portfolio is finally coming to market.  I'm wondering do you expect any sort of pause in transaction activity, as potential buyers wait to see maybe what happens with that and recycling opportunities with that portfolio if it's sold in one piece or is there a sort of enough activity out there that doesn't really factor into what you're seeing?

John Arabia:  Yes, unfortunately Smedes, I can't really comment on that portfolio that you're talking about.  To speak generally to the extent that any time you anticipate a significant portfolio to come out that you would anticipate those that are preparing for it would build up capacity, but I can't speak to anything specifically.

Smedes Rose:  Okay.  The other thing I wanted to ask you on in Wailea, you talked a while, as part of the ramp up there, is kind of closing the gap to other properties on the strip, kind of where are you in that and is that like sort of generally more sort of stabilized asset now going forward?

John Arabia:  We still have some room to run there.  First of all, the hotel is doing phenomenally well. I think we are close to $500 average room rate in the first quarter.  The thing I love about that property, and this is very typical Sunstone, not only are the profits good, but the team there is fantastic.  Guest satisfaction scores are fantastic.  The TripAdvisor scores have moved meaningfully.  Our group production there is great and we continue to invest in the hotel, the associates and it's just really working.  And I honestly believe, our team honestly believes that is the right long-term strategy for that hotel.  We have a mantra out here that Marc Hoffman and Cormac, our asset manager over the asset, it's like new and hospital clean because everybody that visits that hotel and enjoys that hotel, it is a very special experience for them.  And they expect a certain level of service and experience, and because of that I think we are building goodwill and business for future years.  So if we were another owner, I think that we could probably pull $1 million or $2 million of profits out of the hotel and I think that that's not the right long-term focus for that property, it's really something special, and those are the types of things that we are very good owning.

Smedes Rose:  Great.  Okay.  And then maybe just one last one, you mentioned as a number of people have, industrywide weakness in March, anything that you particularly ascribe that to?  It seems like patterns have kind of resumed more normal since then at least based on STR data, but any commentary you could provide on that?

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John Arabia:  No, it kind of caught us by surprise, it's just demand was overall weak and we've debated whether or not it was the elongation of the spring vacation calendar, that could have been part of it.  Quite honestly, we couldn't put our finger on anything specific. It's good to know that as we said in our prepared remarks, the production for example in April was fantastic.  So it looks like a little bit of a blip.  We're always looking for a bit of the canary in the coal mine and didn't know if that was it, but it doesn't seem to be.

Smedes Rose:  Okay.  Thank you.

John Arabia:  Thanks, Smedes.

Operator:  Our next question comes from Chris Woronka of Deutsche Bank.

Chris Woronka:  Hi, good morning guys.

John Arabia:  Hey, Chris.

Chris Woronka:  I want to ask, hey, good morning.  I want to ask, Hilton recently announced a kind of a new group hotel brand and I think one of the first ones is going to open up in Orlando.  Does that concern you at all for your Renaissance there and is that something you're watching out for in other markets where you have some group boxes?

John Arabia:  No.  No, not at all, that's a huge group market, and existing product and no, not all, no concern.

Chris Woronka:  Okay, great.  And then, John, as you guys have kind of sold down the non-core assets, I think your top six hotels are now like 62% of your EBITDA or something, even though selling the non-core hotels is the right thing to do; does that cause you guys to look at systemic risk in the portfolio any differently?

John Arabia:  Not really.  What I'd much rather do is concentrate the portfolio into great real-estate then diversify into stuff we don't believe in.  In the interim, I think we're going to concentrate.  Our top six, seven hotels when you take a look at value probably two-thirds of our total value maybe a little bit more for the top seven hotels.  Those are great seven assets.  And also when you take a look at our bottom assets, they don't move the needle all that much particularly from a valuation perspective.  So, when we talk about disposing of non-core assets and people will think well you're going from 21 hotels down to, let's say,

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we sold several more, at the end of the day, it's really not moving value all that much, but it is cleaning up the portfolio.  And then at the end of the day, while all markets have their idiosyncrasies and will be cyclical, I'd much rather own properties in San Francisco or Wailea than, let's say, Houston.  I just think long-term, and we are not a quarter-to-quarter thinker, everybody knows us.  That long-term, I think we will be much better off owning things like a huge campus in Embarcadero or 23 acres in Wailea or the Marriott Long Wharf, which I continue to think as one of the best located hotels in Boston, if we concentrate in assets like that, I think eventually we win.

Chris Woronka:  Okay, very good.  Thanks, John.

John Arabia:  Thank you.

Operator:  Our next question comes from Shaun Kelly of Bank of America.

Dany Asad:  Hey, good morning guys.  This is actually Dany on for Shaun.  So Hilton reported last week numbers that I think exceeded a lot of people's expectations.  But if we focus more on your assets, are you able to parse out or maybe even quantify how much of your performance comes from your value add initiatives and your asset management specifically and how much of it is the big like Marriott and Hilton platforms delivering share gains relative to your markets?

John Arabia:  Yes, I would say it's mostly what we've been doing with our properties and where they're located.

Dany Asad:  Okay.  And then maybe just turning to capital allocation, you obviously have been prudent with your capital allocation.  But based on your views of the transaction market and what you've talked about earlier John and asking cap rates, what do you think would be your best use of capital at this point?  Would you buy back stock opportunistically or maybe even something programmatic or what's your view on that?

John Arabia:  Completely depends, and it changes over time as the environment changes.  So as hotel expectations or where we can deploy capital changes, or as our share price changes and the environment changes, that answer morphs a little bit.  The good news is, and this is self-evident, the good news is that we have an enormous amount of financial optionality to the tune of, depending on how it's deployed, maybe somewhere around $1 billion, which can really move the needle for this company, as long as it is on strategy.  So, I would say that very much depends.

Dany Asad:  Got it.  Okay.

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John Arabia:  We do have a share repurchase authorization in place and that's been in place for some time.

Dany Asad:  Thank you very much.

Operator:    Our last question comes from Michael Bellisario of Baird.

Michael Bellisario:  Good morning, everyone.

John Arabia:  Hey, Michael.

Michael Bellisario:  John, maybe turning back to Hawaii, can you kind of give us your take on what happened in the broader market during the first quarter and then to also help us put in good context your relative outperformance versus the broader state and the broader submarkets that would be helpful?

John Arabia:  Let's see, I think the Wailea set was up maybe about 5% in the first quarter, excuse me, that was ADR, and we beat by, hold on one second, we beat by about some 700 basis points or so.

Marc Hoffman:  Yes, this is Marc.  Hey, the comp set that’s the luxury comp set was actually down about 4.5% in RevPAR and we beat it by 1600 basis points, we're very strong.  And so we outperformed all comp sets, both the kind of Kaanapali comp set and the Wailea comp set.  Our rate outpaced significantly, we held up on our occupancy.  And Maui, as a comparison to the rest of the state, had the strongest report for the islands.  And, again, as John discussed before, we feel very good about the hotel and it’s continued ramping.  The hotel continues to have significant ramp in it this year and beyond.

John Arabia:  Yes, this is interesting.  So from an ADR perspective that hotel when we bought it in the first quarter used to run about a $310 discount to the luxury set and we have closed that gap by almost $110.  So our ADR index at that property went from about 50% to now it's over 70%.

Michael Bellisario:  That's helpful and then just kind of closing the loop on that just more broadly for the market.  Any sense of what drove the, I guess, called temporary slowdown that we saw to the broader state, to the broader market in the first quarter outside of your relative outperformance, kind of help us put into context what may be happening more broadly?

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Sunstone Hotel Investors, Inc. - First Quarter 2019 Conference Call

Marc Hoffman:  No, I mean, in Maui SAP was there in the first quarter, which is an every few year group that really pushes Wailea.  I mean, you know, what I can tell you is that airfare continues to blossom into the markets.  Southwest is coming into all of Hawaii now which is helping.  I really can't speak to the Big Island.  I know there was a slowdown there coming from Japan in the first quarter.  In general, it's what I heard from some people, but beyond that I don't think it was really anything meaningful in general and we feel good about the market in the long-term.

Michael Bellisario:  That's helpful and then just last one maybe for Bryan, can you explain how you're managing your cash balance today and what are you investing in the cash in?

Bryan Giglia:  We have it in various short-term government securities and other deposit accounts with our various credit facility lenders.  And so I think we're highly liquid and it's paying roughly around a little over 2% right now.

Michael Bellisario:  Thank you.

Operator:  Our next question comes from Anthony Powell of Barclays.

Anthony Powell:  Hi, just one more follow-up from me just on the Renaissance Harborplace.  I know you are renovating the hotel this year, it seems like a cycle renovation.  Is that hotel still long-term relevant real estate?

John Arabia:  Unlikely.

Anthony Powell:  Okay, so the current renovation is really just life cycle renovation needed to, just the thought process behind that, given the size is very comparable to some of the other core renovations recently?

John Arabia:  Yes, it was time to renovate.  We take an approach here at Sunstone that we just don't stretch our assets so long.  And it's time for the rooms to be redone.  Lobby looks great.  Meeting space looks great, hasn't been done in past couple of years.  So the hotel is going look spectacular coming out pretty soon.

Anthony Powell:  All right, great.  Thank you.

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Sunstone Hotel Investors, Inc. - First Quarter 2019 Conference Call

John Arabia:  Thank you.

Operator:  Thank you.  At this time, we have no further questions in queue.  And I would like to turn it back to John Arabia.

John Arabia:  Thank you very much everybody for your interest in Sunstone.  Also as a sidebar, just for all of you that reached out to us and discussed corporate governance during proxy season, very much appreciate that.  Very much appreciate the open dialogue that we've had with our shareholders and look forward to more of that going forward.  We are around today if anybody has any follow-up questions.  Thanks, and have a great day.

Operator:  Thank you, ladies and gentlemen.  This concludes today's teleconference.  You may now disconnect.

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